Exhibit 99.2

UNAUDITED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited pro forma combined financial information has been prepared to give effect to the acquisition of CityForest by Cellu Tissue and the related financing activities.

On March 21, 2007, Cellu Tissue completed the acquisition of CityForest for an initial purchase price (including assumption of $18.5 million in aggregate principal amount of industrial revenue bonds) of approximately $61.0 million, subject to certain working capital and net cash adjustments.  In addition, $1.6 million was paid for restricted cash on hand and acquisition-related closing expenses of approximately $2.2 million were incurred.

The acquisition has been accounted for using purchase price accounting in accordance with Financial Accounting Standard No. 141, Business Combinations.  The unaudited pro forma combined statement of financial position as of February 28, 2007 gives effect to the acquisition as if it had occurred on that date.  The unaudited  pro forma combined statement of financial position includes the balance sheets of Cellu Tissue and CityForest as of February 28, 2007 and December 31, 2006, respectively.

The unaudited pro forma combined statement of operations for the fiscal year ended February 28, 2007 gives effect to the acquisition as if it had occurred on March 1, 2006.  The unaudited pro forma combined statement of operations presented for the fiscal year ended February 28, 2007 includes historical financial results of Cellu Tissue and CityForest for the fiscal year ended February 28, 2007 and the year ended December 31, 2006, respectively.  Any savings or additional costs, which may be realized through the integration of the operations of CityForest with Cellu Tissue, have not been estimated or included in the unaudited pro forma combined statement of operations.

The uaudited pro forma financial information includes the adjustments that have a continuing impact to the combined company to reflect the transaction using purchase accounting.  The pro forma adjustments are described in the notes to the unaudited pro forma financial information.  The adjustments are based upon preliminary information and certain management judgments and estimates.  The purchase accounting adjustments are subject to revisions, which will be reflected in future periods.  Revisions, if any, are not expected to have a material effect on the statement of operations or financial position of the combined company.

The unaudited pro forma financial information and accompanying notes are presented for illustrative purposes only and do not purport to be indicative of, and should not be relied upon as indicative of, the financial position or operating results that may occur in the future or that would have occurred if the acquisition had been consummated on March 1, 2006.  The unaudited pro forma financial information should be read in conjunction with:

(1)            Cellu Tissue’s audited consolidated financial statements and notes thereto and management’s discussion and analysis as of and  for the fiscal year ended February 28, 2007 filed as part of Cellu Tissue’s Annual Report on Form 10-K.

(2)            CityForest’s audited financial statements and notes thereto as of December 31, 2006 and 2005 and for the years then ended and as of December 31, 2005 and 2004 and for the years then ended, included as Exhibit 99.1 of this Form 8-K/A.

(3)            Cellu Tissue’s Current Report on Form 8-K, previously filed on March 22, 2007 and its Current Report on Form 8-K/A, previously filed on March 27, 2007.

Unaudited Pro Forma Combined Statement of Financial Position
As of February 28, 2007
(in thousands)

	Cellu Tissue	CityForest	Pro Forma		Pro Forma
	Holdings, Inc.	Corporation	Adjustments		Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,261	$5,042	($46,341)	(1)	$12,362
			37,400	(1)
Receivables, net	34,141	5,712	—		39,853
Inventories	28,715	1,437	—		30,152
Prepaid expenses and other current assets	3,697	1,203	—		4,900
Income tax receivable	330	—	—		330
Deferred income taxes	6,498	—	—		6,498
TOTAL CURRENT ASSETS	89,642	13,394	(8,941)		94,095
PROPERTY, PLANT AND EQUIPMENT, NET	228,852	34,929	24,303	(2)	288,084
TRADEMARKS	6,550	—	—		6,550
BOND ISSUANCE COSTS	—	1,817	(1,817)	(4)	—
OTHER ASSETS	224	1,644	—		1,868
TOTAL ASSETS	$325,268	$51,784	$13,545		$390,597
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,523	$2,497	$—		$19,020
Accrued expenses	16,315	2,901	—		19,216
Accrued interest	7,227	62	—		7,289
Current portion of long-term debt	—	1,150	17,400	(1)	18,550
TOTAL CURRENT LIABILITIES	40,065	6,610	17,400		64,075
LONG-TERM DEBT, LESS CURRENT PORTION	160,356	17,875	20,000	(1)	198,231
DEFERRED INCOME TAXES	50,677	—	—		50,677
OTHER LIABILITIES	35,179	457	—		35,636
			2,987	(5)
STOCKHOLDERS’ EQUITY	38,991	26,842	(26,842)	(3)	41,978
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$325,268	$51,784	$13,545		$390,597

See Notes to Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Statement of Operations
For the Fiscal Year Ended February 28, 2007
(in thousands)

	Cellu Tissue	Cellu Tissue	CityForest	Pro Forma		Pro Forma
	Holdings, Inc.	Holdings, Inc.	Corporation	Adjustments		Combined
	June 13, 2006-	March 1, 2006-	Year Ended
	February 28, 2007	June 12, 2006	December 31, 2006
Net sales	$241,237	$94,242	$47,663	$—		$383,142
Cost of goods sold	228,318	86,054	33,050	2,430	(2)	349,852
Gross profit	12,919	8,188	14,613	(2,430)		33,290
Selling, general and administrative expenses	7,208	4,661	2,580	—		14,449
Restructuring costs	240	—	—	—		240
Merger-related transaction costs	142	5,933	—	—		6,075
Stock and related compensation expense	3,329	—	—	—		3,329
Vesting of stock option/restricted stock grants	497	924	—	—		1,421
Impairment of fixed assets	488	—	—	—		488
Income (loss) from operations	1,015	(3,330)	12,033	(2,430)		7,288
Interest expense, net	11,469	4,896	2,131	(223)	(4)
				3,386	(1)	21,659
Loss on extinquishment of debt	—	—	2,029	—		2,029
Foreign currency (gain) loss	(359)	289	—	—		(70)
Other (income)	(15)	(27)	—	—		(42)
(Loss) income before income tax (benefit) expense	(10,080)	(8,488)	7,873	(5,593)		(16,288)
Income tax (benefit) expense	(3,888)	(1,953)	—	1,237	(6)	(4,604)
Net (loss) income	($6,192)	($6,535)	$7,873	($6,830)		($11,684)

See Notes to Unaudited Pro Forma Combined Financial Statements

Notes to Unaudited Pro Forma Combined Financial Statements ( in thousands)

(1)             Total cash paid for the acquisition of $46,341(purchase price of $61,000 less assumed indebtedness of $18,450 plus restricted cash and other miscellaneous adjustments of $1,634 and acquisition costs of $2,157), was financed in part by issuance of Notes ($20,000), borrowings on a revolving line of credit ($17,400) and available cash on hand.  Interest rate on the Notes is 9 3/4% and the weighted average interest rate on the revolving line of credit is 8.25%.

(2)             The Company is currently in the process of obtaining a third party appraisal of  the acquired business’ tangible and intangible assets and for illustrative purposes has assumed no intangible or goodwill arising from the acquisition. Furthermore, depreciation has been calculated on the excess purchase price allocated to the tangible fixed assets based on an average remaining 10 year life.  The actual lives to be used in calculating depreciation will be finalized with the aforementioned appraisal.

(3)             Represents the elimination of stockholders’ equity related to CityForest.

(4)             An adjustment to eliminate bond issuance costs incurred upon original issuance of CityForest’s debt as to properly reflect debt assumed at acquisiton at fair value and to eliminate amortization expense for the year related to the bond issuance costs.

(5)             Difference in acquisition date net book value compared to December 31, 2006 net book value.

(6)             Prior to the acquisition, CityForest operated as an S Corporation.  The pro forma tax rate assumes that CityForest was taxed as a C Corporation and was part of the consolidated tax return of Cellu Tissue. The overall pro forma tax rate for the combined entity is assumed to remain at 31%.